Exhibit 8(b)

                    LICENSE AGREEMENT RELATING TO USE OF NAME

      AGREEMENT made as of _______ ___, 2002, and effective as of the date of commencement of operations of the Trust (as defined below) by and between Merrill Lynch & Co., Inc., a Delaware corporation ("ML & Co.") and Merrill Lynch Principal Protected Trust, a Delaware business trust (the "Trust"), on its own behalf and on behalf of its currently existing series and on behalf of each series of the Trust that may be formed in the future (the "Funds").

                              W I T N E S S E T H:

      WHEREAS, ML & Co. has all the requisite rights in and to the name "Merrill Lynch" in order to enable ML & Co. to license such name; and

      WHEREAS, the Trust was incorporated under the laws of the State of Delaware on July 15, 2002, under the name Merrill Lynch Principal Preservation Trust and has since changed its name, by an amendment dated August 1, 2002, to Merrill Lynch Principal Protected Trust; and

      WHEREAS, the Trust desires to qualify as a foreign corporation under the laws of the States of New York, New Jersey and any other state that the Trust, in its sole discretion, from time to time may deem to be necessary or in its best interest; and

      WHEREAS, the Trust has requested ML & Co. to give its consent to the use of the word "Merrill Lynch" in its name and in the name of each Fund.

      NOW, THEREFORE, in consideration of the premises and of the covenants hereinafter contained, ML & Co. and the Trust hereby agree as follows:

      1. ML & Co. hereby grants to the Trust a non-exclusive license to use the words "Merrill Lynch" in its corporate name and in the name of the Funds. Such license shall be perpetual unless terminated in accordance with Section 3 hereof.

      2. ML & Co. hereby consents to the qualification of the Trust as a foreign corporation under the laws of the States of New York, New Jersey and any other state that the Trust, in its sole discretion, from time to time may deem to be necessary or in its best interest, with the words "Merrill Lynch" in its corporate name and in the name of each Fund and agrees to execute such formal consents as may be necessary in connection with such filings.

      3. The non-exclusive license hereinabove referred to has been given and is given by ML & Co. on the condition that it may at any time, in its sole and absolute discretion, withdraw the non-exclusive license to the use of the words "Merrill Lynch" in the names of the Trust and of the Funds; and, the Trust covenants that as soon as practicable after receipt by the Trust of written notice of the withdrawal of such non-exclusive license, and in no event later than ninety days thereafter, the Trust will change its name and the name of each Fund so that such names will not thereafter include the words "Merrill Lynch" or any variation thereof.

      4. ML & Co. reserves and shall have the right to grant to any other company, including without limitation any other investment company, the right to use the words "Merrill Lynch" or variations thereof in its name and no consent or permission of the Trust shall be necessary; provided, that, if required by any applicable law of any state, the Trust agrees to forthwith grant all such requisite consents.

      5. The Trust shall not grant to any other person, company or entity the right to use a name similar to that of the Trust or the Funds or Merrill Lynch without the prior written consent of ML & Co.

      6. Regardless of whether the Trust and/or the Funds should hereafter change their names and eliminate the words "Merrill Lynch" or any variation thereof from such names, the Trust hereby (i) grants to ML & Co. the right to
(a) cause the incorporation of other corporations


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or the organization of voluntary associations which may have names similar to that of the Trust and/or the Funds or to such names as the names of the Trust and/or Funds may be changed to in the future and (b) own all or any portion of the shares of such other corporations or associations and to enter into contractual relationships with such other corporations or associations, subject to any requisite approval of a majority of each Fund's shareholders, the Securities and Exchange Commission and the payment of a reasonable amount to be determined at the time of use, and (ii) agrees to give and execute such formal consents or agreements as may be necessary in connection therewith.

      7. The Trust agrees that any breach of the covenants contained in this Agreement would irreparably injure ML & Co. Accordingly, the Trust agrees that ML & Co., in addition to pursuing any other remedies it may have in law or in equity, may obtain an injunction against the Trust from any court having jurisdiction over the matter restraining any violation of any such covenant. The Trust confirms that the provisions in this Section 7 are contained herein for purposes of clarity only, and ML & Co. would be entitled to exercise the rights contained herein regardless of their recitation herein.

      8. This Agreement may be amended at any time by a writing signed by the parties hereto. This Agreement constitutes the entire agreement of the parties with respect to the subject matter hereof and supersedes all prior agreements, arrangements and understandings, whether written or oral, with respect thereto.


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

         IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written. This Agreement may be executed by the parties hereto in any number of counterparts, all of which together shall constitute one and the same instrument.

                                      MERRILL LYNCH & CO., INC.

                                      By: PRINCETON SERVICES, INC.
                                          ITS GENERAL PARTNER

                                      By:_____________________________
                                         Name:
                                         Title:

                                      MERRILL LYNCH PRINCIPAL
                                      PROTECTED TRUST

                                      By:_____________________________
                                         Name:
                                         Title:


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